Lawson Products Reports 2011 Fourth Quarter and Full-Year Results

DES PLAINES, Ill. – (BUSINESS WIRE) March 1, 2012 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced its 2011 fourth quarter and full-year results.

Thomas Neri, president and chief executive officer commented, “2011 was a transformational year for Lawson as we made substantial progress on the strategic initiatives that are critical to our long-term success. Specifically, we replaced our outdated legacy systems with a state-of-the-art ERP solution and have made progress toward optimizing our distribution network and transforming our organization to allow our customers to conduct business with us through multiple sales channels.”

Mr. Neri added: “Although operational issues related to our August 2011 ERP implementation impacted our financial performance during the second half of 2011, we continue to make progress on resolving many of these issues and improving our service levels. The new ERP system will enhance our ability to respond to our customers’ needs and lead to increased customer satisfaction. The system is critical to provide the platform for our new website, to support the technology requirements of our new distribution center and to enable enhanced sales solutions.”

Fourth Quarter Results

Net sales for the fourth quarter of 2011 were $72.9 million compared to $80.0 million in the prior year quarter, with one less selling day in the 2011 period. The decrease was largely due to challenges the Company encountered following the launch of its ERP system, which caused delays in its supply chain and fulfillment processes, leading to a build-up of backorders and lost sales in the quarter. Average daily sales were $1.214 million in the fourth quarter of 2011, an increase of 3.1% over the third quarter of 2011 and reflect the start of a recovery from the ERP-related issues.

Gross profit was $39.0 million in the fourth quarter of 2011, compared to $49.8 million in the prior year period. As a percent of net sales, gross profit for the fourth quarter of 2011 was 53.5% compared to 56.5% in the third quarter of 2011 and 62.2% in the fourth quarter of 2010. The decline was primarily driven by an increase in outbound freight and labor costs following the ERP conversion as well as the ongoing strategy to pursue larger customers with lower margins.

Total SG&A expenses were down $3.7 million to $44.3 million in the quarter compared to $47.9 million in the fourth quarter of 2010. Selling expenses decreased to $20.2 million in 2011 from $22.7 million in 2010 primarily due to lower net sales. General and administrative expenses decreased by $1.1 million, or 4.5%, primarily due to a $1.2 million decrease in ERP implementation costs and lower incentive compensation costs partially offset by a $1.0 million increase in the Company’s provision for doubtful accounts compared to the prior year quarter.

The Company recorded two non-recurring items in the quarter which negatively impacted results by $2.3 million. Excluding these items, the fourth quarter 2011 operating loss was $5.4 million compared to operating income of $1.2 million in 2010.

Net loss for the fourth quarter of 2011 was $5.5 million, or $0.65 per diluted share, compared to a net loss of $0.5 million, or $0.06 per diluted share, in the prior year.

The Company ended the fourth quarter with no outstanding borrowings.

Full-Year Results

2011 operating income was significantly impacted in the second half of the year by the implementation of the ERP system, which resulted in lower sales and gross margin, and higher operating expenses.

For the year ended December 31, 2011, net sales decreased by 0.6% to $315.0 million compared to $316.8 million in 2010. Gross profit as a percent of sales declined to 57.1% from 61.5% in 2010. This decline was driven by three main factors: (1) increased vendor costs that were not passed along to customers as Lawson held pricing constant to facilitate the ERP conversion; (2) an increase in outbound freight and labor costs following the ERP conversion; and (3) the Company’s ongoing strategy to pursue larger customers with lower margins.

Total SG&A expenses were $181.3 million, or 57.6% of net sales, and $180.0 million or 56.8% of net sales in 2011 and 2010, respectively. Selling expenses decreased to $86.5 million in 2011 from $88.2 million in 2010 and decreased as a percent of sales to 27.5% in 2011 from 27.9%, reflecting lower health insurance costs, a shift in the customer mix to larger strategic accounts which tend to result in lower commissions and improved sales force productivity. General and administrative expenses increased by $3.0 million, or 3.3%, primarily due to a $3.2 million increase in ERP implementation costs compared to 2010.

The Company recorded two non-recurring negative items in 2011 in the amount of $2.3 million. Excluding these items, the 2011 operating loss was $3.1 million. In 2010, the Company reported two non-recurring items which positively impacted results by $5.8 million. Excluding these items, operating income was $11.2 million in 2010.

Net loss for 2011 was $4.6 million, or $0.54 per diluted share, compared to net income of $6.9 million, or $0.81 per diluted share in 2010.

“While our financial performance in the first half of 2012 will continue to be somewhat impacted by the transformational initiatives we have put in place, we have now passed the biggest hurdle. Average daily sales have been steadily increasing following the implementation of our new ERP system. Also, construction has commenced on our new, leased state-of-the-art distribution center in McCook, Illinois, which will consolidate operations of our existing Illinois facilities and provide the platform to enhance our customer service,” concluded Mr. Neri.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss fourth quarter 2011 results at 9:00 a.m. EST on March 1, 2012. A streaming audio of the call and an archived replay will be available on the Lawson Products investor relations section of Lawson’s website through March 31, 2012. The conference call is also available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through March 16, 2012. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10010029#.

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of approximately 950 independent sales representatives and approximately 950 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011 Form 10-K filed on March 1, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$72,860	$80,012	$314,959	$316,780
Cost of goods sold	33,867	30,248	135,182	121,954

Gross profit	38,993	49,764	179,777	194,826

Operating expenses:
Selling, general and administrative expenses	44,265	47,923	181,291	180,021
Severance expense	122	646	1,614	3,629
Loss (gain) on sale of assets	22	—	22	(1,701)
Other operating expenses (income)	2,346	—	2,346	(4,050)

Operating expenses	46,755	48,569	185,273	177,899
Operating income (loss)	(7,762)	1,195	(5,496)	16,927

Other (expenses) income, net	(56)	130	(580)	(231)

Income (loss) from continuing operations before income taxes	(7,818)	1,325	(6,076)	16,696

Income tax (benefit) expense	(2,445)	1,213	(1,687)	7,106

Income (loss) from continuing operations	(5,373)	112	(4,389)	9,590

Discontinued operations, net of income tax	(174)	(623)	(235)	(2,653)

Net income (loss)	$(5,547)	$(511)	$(4,624)	$6,937

Basic income (loss) per share of common stock:
Continuing operations	$(0.63)	$0.01	$(0.51)	$1.13
Discontinued operations	(0.02)	(0.07)	(0.03)	(0.32)

Net income (loss) per share	$(0.65)	$(0.06)	$(0.54)	$0.81

Diluted income (loss) per share of common stock:
Continuing operations	$(0.63)	$0.01	$(0.51)	$1.12
Discontinued operations	(0.02)	(0.07)	(0.03)	(0.31)

Net income (loss) per share	$(0.65)	$(0.06)	$(0.54)	$0.81
Basic weighted average shares outstanding	8,566	8,523	8,553	8,522
Dilutive effect of stock based compensation	—	36	—	15

Diluted weighted average shares outstanding	8,566	8,559	8,553	8,537

Cash dividends declared per share of common stock	$0.12	$0.12	$0.48	$0.32

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,116	$40,566
Accounts receivable, less allowance for doubtful accounts	43,239	33,398
Inventories	55,498	47,167
Miscellaneous receivables and prepaid expenses	7,064	8,905
Deferred income taxes	5,716	4,251
Discontinued operations	410	619

Total current assets	114,043	134,906

Property, plant and equipment, net	52,702	44,442
Cash value of life insurance	15,490	15,660
Deferred income taxes	11,864	11,492
Goodwill	28,148	28,307
Other assets	501	1,577

Total assets	$222,748	$236,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,967	$18,195
Accrued expenses and other liabilities	28,231	35,348
Discontinued operations	681	2,008
Total current liabilities	51,879	55,551

Security bonus plans	23,310	25,602
Deferred compensation	9,279	10,792
Other liabilities	4,108	1,574

	36,697	37,968

Total Stockholders’ Equity	134,172	142,865

Total liabilities and stockholders’ equity	$222,748	$236,384

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and years ended December 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating income (loss), as reported per GAAP	$(7,762)	$1,195	$(5,496)	$16,927
Employment tax matter (1)	1,200	—	1,200	—
Asset impairment (2)	1,146	—	1,146	—
Loss (gain) on sale of assets (3)	22	—	22	(1,701)
Legal settlement (4)	—	—	—	(4,050)

Adjusted non-GAAP operating income (loss)	$(5,394)	$1,195	$(3,128)	$11,176

(1)	The three months and year ended December 31, 2011 includes a $1.2 million expense for the estimated cost of settling an employment tax matter.

(2)	The three months and year ended December 31, 2011 includes a $1.1 million impairment charge related to certain long-lived assets.

(3)	The year ended December 31, 2010, includes a $1.7 million gain on disposal of assets from the sale of the Dallas, Texas distribution center.

(4)	The year ended December 31, 2010, includes $4.1 million in proceeds received from legal remedies related to a litigation settlement.

		LAWSON PRODUCTS, INC.
		TABLE 2 - QUARTERLY RESULTS
			(Dollars in thousands)
			Three months ended
	Dec. 31, 2011		Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010

Average daily net sales	$1,214		$1,178	$1,315	$1,311	$1,312
Sequential quarter increase	3.1%		(10.4)%	0.3%	(0.1)%	2.9%
Net sales	$72,860		$75,366	$84,154	$82,579	$80,012
Gross profit	38,993		42,546	48,299	49,939	49,764
Gross profit percentage	53.5%		56.5%	57.4%	60.5%	62.2%
Selling, general and administrative expenses	$44,265		$45,335	$46,242	$45,449	$47,923
SG&A as a percent of sales	60.8%		60.2%	54.9%	55.0%	59.9%
Other operating expenses
Severance expense	122		282	465	745	646
Loss on sale of assets	22		—	—	—	—
Employment tax matter (1)	1,200		—	—	—	—
Asset impairment (2)	1,146	?	—	—	—	—

Total operating expenses	46,755		45,617	46,707	46,194	48,569

Operating income (loss)	$(7,762)		$(3,071)	$1,592	$3,745	$1,195

(1)	The three months ended December 31, 2011 includes a $1.2 million expense for the estimated cost of settling an employment tax matter.

(2)	The three months ended December 31, 2011 includes a $1.1 million impairment charge related to certain long-lived assets.

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Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665

Media Contact:
Lawson Products, Inc.
Carolyn Ballard
Director, Corporate Communications
847-827-9666, ext. 2251